                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 24, 1997

                        ALABAMA NATIONAL BANCORPORATION
             (Exact name of registrant as specified in its charter)


         Delaware                     0-25160                63-1114426
(State or other jurisdiction        (Commission              (IRS Employer
  of incorporation)                 File Number)           Identification No.)

                            1927 First Avenue North
                           Birmingham, Alabama 35203
                    (Address of principal executive offices)

       Registrant's telephone number, including area code (205) 583-3600

                                 Not Applicable
         (Former name of former address, if changed since last report)

ITEM 5.  OTHER EVENTS


         On July 24, 1997, Alabama National BanCorporation, a Delaware corporation ("ANB"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with First American Bancorp, an Alabama corporation ("FAB"). The Merger Agreement provides, among other things, that FAB will be merged with and into ANB, with ANB being the surviving corporation (the "Merger").

         Pursuant to the Merger Agreement, holders of FAB common stock and holders of options to purchase shares of FAB common stock will receive, in the aggregate, 2,200,000 shares (or options to purchase shares) of ANB common stock. The effective exchange ratio will be 0.7199 shares of ANB common stock for each share of FAB common stock. Consummation of the Merger is subject to the satisfaction of certain conditions, including approval and adoption of the Merger Agreement by the shareholders of both ANB and FAB, approval of the appropriate regulatory agencies, and a satisfactory due diligence review. The Merger is expected to close by year-end and will be accounted for as a pooling of interests.

         The press release announcing the above described merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1              Press release issued on July 25, 1997.


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

         Dated:  July 29, 1997

                                      ALABAMA NATIONAL BANCORPORATION


                                      By: /s/ Victor E. Nichol, Jr.
                                         --------------------------------
                                         Victor E. Nichol, Jr.
                                         President and Chief Operating Officer